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                                                                   EXHIBIT 11.1


                CHANCELLOR BROADCASTING COMPANY AND SUBSIDIARIES
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                 (dollars in thousands, except for share data)


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
                                                  THREE MONTHS ENDED JUNE 30,      SIX MONTHS ENDED JUNE 30,
                                                 ----------------------------     ----------------------------
                                                     1996            1997             1996            1997
                                                 -------------  -------------     -------------  -------------
Computation for statements of operations:
   Loss before extraordinary loss .............  $      (2,355) $      (7,040)    $      (9,940) $     (19,723)
   Loss on repurchase of preferred stock
     of subsidiary ............................             --             --           (16,570)            --
   Dividends on preferred stock ...............             --         (1,925)               --         (3,379)
                                                 -------------  -------------     -------------  -------------
        Loss before extraordinary loss
          applicable to common stock ..........         (2,355)        (8,965)          (26,510)       (23,102)
   Extraordinary loss .........................             --         (7,926)           (4,646)       (10,675)
                                                 -------------  -------------     -------------  -------------
        Net loss applicable to common stock ...  $      (2,355) $     (16,891)    $     (31,156) $     (33,777)
                                                 =============  =============     =============  =============

Computation for weighted average common shares outstanding:
   Weighted average common shares
     outstanding ..............................     17,241,728     18,988,353        15,216,677     18,854,763
   Incremental common shares applicable
     to common stock options based on
     the estimated fair value of the stock ....      1,060,357        641,205           944,121        592,914
   Common stock options excluded based
     on anti-dilutive effect ..................     (1,060,357)      (641,205)         (944,121)      (592,914)
                                                 -------------  -------------     -------------  -------------
   Weighted average common shares .............     17,241,728     18,988,353        15,216,677     18,854,763
                                                 =============  =============     =============  =============

Loss per common share:
   Primary and fully diluted
     Loss before extraordinary loss              $       (0.14) $       (0.47)    $       (1.74) $       (1.23)
     Extraordinary loss                                     --          (0.42)            (0.31)         (0.56)
                                                 -------------  -------------     -------------  -------------
        Net loss                                 $       (0.14) $       (0.89)    $       (2.05)        $(1.79)
                                                 =============  =============     =============         ======
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